Acadia Group, Inc.

                        Announces Management Change

AUBURN, MAINE (AUGUST 2, 2000) -Acadia Group, Inc. D/B/A Acadia Business Group, Inc. (OTCBB: ANHS).

Chairman of the, Board Emile L. Clavet announced today that John W. Holt, Jr., has tendered his resignation as Chief Executive Officer of Acadia Group, Inc.. Mr. Holt has offered to assist the company in its sales and
marketing efforts.   With the expertise of Mr. Holt, who was responsible
for the company's marketing efforts prior to becoming CEO, the company will continue its efforts to complete and market its distance e-learning platform through the MedLecture.com site, a business unit of Acadia.

The Board of Directors has authorized Mr. Clavet to work jointly with an outside consultant to select a successor CEO who will continue to move the company forward with the initiatives and objectives of the organization.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements regarding the present intentions and expectations of management of the Corporation. Certain factors beyond the Corporation's control could cause results to differ materially from those in these forwardlooking statements. These risk factors include evolving industry standards, rapid technological changes, government regulations, healthcare reform, market conditions and competition in the market for the Corporation's services, and are more fully described in filings with the Securities and Exchange Commission.

For further information contact:
Acadia Group, Inc., d/b/a Acadia Business Group Inc., Auburn, Maine

Emile L. Clavet, Chairman

1-800-479-3066